UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2010

SBARRO, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

333-142081	11-2501939
(Commission File Number)	(IRS Employer Identification No.)

401 Broad Hollow Road, Melville, New York	11747-4714
(Address of Principal Executive Offices)	(Zip Code)

(631) 715-4100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 28, 2010, Sbarro, Inc. (the “Company”) announced that Peter Beaudrault is stepping down as President and Chief Executive Officer of the Company and its indirect parent, MidOcean SBR Holdings, LLC (“Parent”), Chairman of the Board of Directors of the Company (the “Board”), and a Director of the Company in order to spend more time with his family. Mr. Beaudrault has been with the Company since January 2004 and has served as Chief Executive Officer since March 2005 and Chairman since January 2007. Under the terms of a letter agreement with the Company (described below), Mr. Beaudrault will remain with the Company in a consulting capacity while the Company’s Board of Directors undertakes a search for a new Chief Executive Officer. The Company has retained Elliott and Associates to conduct the search. The Company also announced that Dennis Malamatinas, a current Director of Parent and the Company, will replace Mr. Beaudrault as Chairman of the Board, and Nicholas McGrane will serve as Interim President and Chief Executive Officer of the Company and Parent until the Board appoints a new Chief Executive Officer. In this capacity, Mr. McGrane will serve as the Company’s and Parent’s principal executive officer. All of these changes are effective today.

Mr. Malamatinas, age 55, has served as a Director of Parent and the Company since January 2007. He serves as Chief Executive Officer of Marfin Investment Group, the leading investment holding company in Southeast Europe with $10 billion in assets. He serves on the following boards as a non-executive Director: SSP Group, Ltd., Saxo Bank, Celio Group Ltd. and also as a member of the Advisory Board of MidOcean Partners (“MidOcean”). Previously he has served as the worldwide CEO of Burger King Corp., CEO of Smirnoff Vodka, CEO of Pepsi-Cola Italy, Chairman and CEO of Priceline Europe, President of Diageo Plc Asia division, and has served in various management positions with Procter & Gamble International, where he started his career. He has served as a non-executive Director of Reuters Plc., non-executive Chairman of Metro International and as Executive Director of Diageo Plc. Mr. Malamatinas will receive a fee of $100,000 per year for his service as Chairman, in lieu of the fee he currently receives as a director.

Mr. McGrane, age 42, has served as a Director of Parent and the Company since January 2007. He is a Managing Director of MidOcean, a private equity firm, which (through Parent) indirectly owns a majority of the Company’s common stock. Mr. McGrane has been with MidOcean and its predecessors, BT Capital Partners and DB Capital Partners since 1997. Mr. McGrane also has experience as a consultant at Bain & Company and a financial analyst at Kidder, Peabody & Co. Incorporated. Mr. McGrane currently serves as a Director of True 2 Form, Inc. and Hunter Fan Company and during the past five years has served as a Director of Jenny Craig, Inc.

Mr. McGrane will not receive any compensation from the Company or Parent for his service as Interim President and Chief Executive Officer.

Mr. Beaudrault, the Company and Parent entered into a letter agreement on July 28, 2010 (the “Letter Agreement”) to address certain transitional matters. Pursuant to the terms of the Letter Agreement, Mr. Beaudrault has agreed to remain an employee of the Company and Parent in order to provide certain transitional services until the earliest of (i) December 31, 2010, (ii) the thirtieth (30th) day following the commencement of employment of the Company’s and Parent’s new full-time (rather than acting or interim) Chief Executive Officer in such capacity, and (iii) such other date as may be mutually agreed upon by the parties. In consideration for these services, Mr. Beaudrault will continue to receive salary and benefits in accordance with the terms of his Employment Agreement with the Company and Parent, dated January 31, 2007 (the “Employment Agreement”). At the conclusion of Mr. Beaudrault’s employment pursuant to the terms of the Letter Agreement, Mr. Beaudrault will receive severance payments and continued medical benefits for a period of twelve months in accordance with the terms of the Employment Agreement. The foregoing is a summary of the material terms of the Letter Agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Letter Agreement dated July 28, 2010 by and among MidOcean SBR Holdings, LLC, Sbarro, Inc. and Peter Beaudrault.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on July 28, 2010.

SBARRO, INC.

/S/ STUART M. STEINBERG
By:	Stuart Steinberg
Its:	General Counsel and Secretary